SMITH BARNEY ARIZONA MUNICIPALS FUND
10f-3 REPORT
September 1, 1997 through November 30, 1997


               Trade                    Par       Purchase
% of
Issuer              Date Selling Dealer      Amount
Price          Issue

Puerto Rico Infrastructure    11/21/97  Morgan Stanley
$500,000       $95.77         3.38%
    5.00% due 7/1/2028        J.P. Morgan